Exhibit 10.2

Portions of this exhibit have been redacted pursuant to Item 601(a)(6) of Regulation S-K. The Company undertakes to furnish a copy of all unredacted and omitted schedules and exhibits to the SEC upon its request.

Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into as of March 20, 2025, by and between Core & Main LP, a Florida limited partnership (the “Company”), and Robyn Bradbury (the “Executive”) (together the Company and the Executive are referred to as the “Parties”).

WHEREAS, the Parties desire to enter into an employment agreement which shall memorialize the terms and conditions of the Executive’s employment; and

WHEREAS, this Agreement supersedes all prior agreements or understandings regarding the terms of the Executive’s employment with the Company, whether written or otherwise.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Services and Duties. Effective as of March 31, 2025 (the “Effective Date”), the Executive shall, pursuant to the terms of this Agreement, be employed by the Company as its Chief Financial Officer and shall report to the Company’s Chief Executive Officer (“CEO”). The Executive shall have no other employment and no other business ventures which are undisclosed to the Board of Directors of Core & Main, Inc. (the “Board”) or which conflict with the Executive’s duties under this Agreement. The Executive may not participate on the board of directors of any other company without the prior written consent of the Board. The Executive’s responsibilities shall include such responsibilities, duties, and authority as are customary for the Executive’s position, and may have such additional duties and responsibilities as may be assigned to the Executive by the CEO or the Board. The Executive shall carry out the duties and responsibilities hereunder in good faith in a diligent, competent and professional manner, consistent and in compliance with all applicable federal and state laws and regulations and Company policies and to the best of the Executive’s ability in a manner she reasonably believes is in the best interests of the Company.

2. Term of Employment. The Executive’s employment with the Company pursuant to this Agreement shall be for an indefinite term commencing as of the Effective Date and shall be treated as “at-will” employment, subject to termination by either the Company or the Executive as provided for in Section 6. The period of the Executive’s employment with the Company pursuant to this Agreement is referred to herein as the “Term.”

3. Location. The Executive shall be employed by the Company at its executive headquarters, which is currently located at 1830 Craig Park Court, Maryland Heights, Missouri 63146.

4. Compensation

a.Base Salary. In consideration of the Executive’s full and faithful satisfaction of the Executive’s duties under this Agreement, the Company agrees to pay the Executive an annual base salary in the amount of $500,000 (the “Base Salary”), paid in accordance with the Company’s regular payroll schedule as in effect from time to time and subject to all applicable tax and other permitted withholdings. The Executive’s Base Salary may be reviewed and adjusted from time to time by the Board or by the Talent and Compensation Committee of the Board (the “Compensation Committee”).

b.Annual Bonus. The Executive shall be eligible to receive an annual bonus under the terms of the Company’s annual management incentive compensation plan (the “Bonus Plan”) as may be in effect from time to time. The Executive’s target bonus for these purposes is equal to 75% of the Executive’s Base Salary in effect for the year for which the bonus is paid (the “Annual Bonus Opportunity”). The actual amount payable as a bonus is determined based on the terms and conditions of the Bonus Plan document, and by reference to such performance metrics as are established for the relevant year. Performance metrics are established by the Compensation Committee and information regarding such performance metrics will be communicated generally during the first quarter of the year. The amount of the bonus payable for any particular year will be determined on the basis of the terms and conditions established for such year by the Compensation Committee. The terms of the Bonus Plan are subject to modification by the Compensation Committee or the Board at any time and from time to time. The Company is under no obligation to continue the Bonus Plan or to establish a different annual bonus or annual incentive plan if the Bonus Plan is terminated. Under the terms of the Bonus Plan as currently in effect, it is possible that, based on performance, the actual amount payable as an annual bonus may be less than the target described above, and there may be no bonus payable at all if performance is not achieved at a required threshold level. To be eligible to receive the bonus payable under the Bonus Plan, the Executive must be employed by the Company through the date of payment (which is generally during the second calendar quarter following the year for which such bonus is payable).

c.Equity Incentive. Awards under the Core & Main, Inc. 2021 Omnibus Equity Incentive Plan or a successor plan (the “Equity Incentive Plan”) may be made to the Executive, but any such awards are made at the discretion of the Compensation Committee and there is not a guarantee that awards under the Equity Incentive Plan will be made.

5. Benefits and Perquisites.

a.Employee Benefits. The Executive shall be eligible to participate in all employee benefit plans made available generally to the Company’s employees and those benefit plans that are available to the Company’s executives, subject to the applicable limitations and requirements imposed by the terms and conditions of the governing plan documents for such plans. The Company reserves the right to modify any of its employee benefit plans from time to time and to terminate such plans at any time, subject to any limitations imposed by law on such actions.

b.Paid Time Off. The Executive shall be eligible to participate in the paid time off policy generally applicable to the Company’s employees, as in effect from time to time.

c.Reimbursement of Expenses. The Company shall reimburse the Executive for any expenses reasonably incurred by the Executive during the Term, in furtherance of the Executive’s duties hereunder, including business travel, meals and accommodations, upon submission by the Executive of such evidence as may be required under the terms of the Company’s business expense reimbursement policy as in effect from time to time.

d.Executive Car Program. The Executive will be eligible to participate in the Company’s executive car program.
6.     Termination of Employment

a.Termination without Cause. The Company may terminate the Executive’s employment without Cause at any time; subject to providing to the Executive 60 days’ advance written notice of such termination. Notwithstanding the foregoing, the Company may terminate the Executive’s employment without Cause without such advance written notice; provided, however, that the Company shall pay to the Executive the Executive’s Base Salary, as then in effect, for the period such advance written notice requirement exceeds the period of actual written notice of the Executive’s termination.

b.Death or Disability. The Executive’s employment shall terminate immediately upon the Executive’s death. The Executive’s employment may also be terminated by the Company in the event of the Executive’s Disability. For these purposes, “Disability” means the Executive is eligible for disability benefits under the Company’s long-term disability plan; provided, however, that if there is no such plan in effect, Disability means that the Executive is unable to perform the Executive’s duties under the terms of this Agreement, with or without a reasonable accommodation for a period of not less than three months (subject to any longer period that may be required under applicable law) by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of not less than 12 months. Nothing in this Agreement shall be construed to waive or limit the Executive’s rights under existing law, including, without limitation, the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., and the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.

c.Termination for Cause. The Company may terminate the Executive’s employment for Cause without any advance notice except as expressly provided for in this Section 6(c). For these purposes, “Cause” means any of the following:

i.The Executive’s indictment for, commission of, conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude;
ii.The Executive’s commission of fraud, theft, embezzlement, self-dealing, dishonesty, misappropriation or other malfeasance against the Company;
iii.The Executive’s material and persistent failure to perform Executive’s lawful duties or responsibilities under the terms of this Agreement or other agreement between the Parties (other than by reason of disability);

iv.The Executive’s failure to comply with any lawful policy of the Company;
v.The Executive’s commission of acts or omissions constituting gross negligence or material misconduct in the performance of any aspect of the Executive’s lawful duties or responsibilities which have or may be expected to have an adverse effect on the Company;
vi.The Executive’s breach of any fiduciary duty owed to the Company;
vii.The Executive’s material violation or material breach of any restrictive covenant or any material term of this Agreement or material term of another agreement between the Parties;
viii.The Executive’s failure or refusal to cooperate in good faith with a governmental or internal investigation; or
ix.The Executive’s commission of any act or omission that materially damages or is reasonably likely to materially damage the financial condition or business of the Company or materially damages or is reasonably likely to materially damage the reputation, public image, goodwill, assets or prospects of the Company.

Notwithstanding the foregoing, Cause for the Executive’s termination of employment shall not exist with respect to any of the above matters to the extent the situation is reasonably susceptible to cure (as determined at the discretion of the Board) unless the Company has provided the Executive with written notice detailing the event constituting Cause and the Executive fails to cure such condition within 15 days of the Executive’s receipt of such notice.

d.Resignation by the Executive. The Executive may resign at any time without Good Reason (as defined below); subject to provision to the Company of 60 days’ advance notice of such termination.

e.Resignation by the Executive for Good Reason. The Executive may resign for “Good Reason” in the following circumstances:
i.The Company materially reduces the Executive’s Base Salary (except for any across-the-board reduction impacting substantially all executives of the Company where such reduction does not represent a greater than 10% reduction);
ii.The Company materially reduces the percentage of Base Salary that constitutes the Executive’s Target Bonus;
iii.The Company materially reduces the Executive’s duties, authorities and responsibilities;
iv.The Company makes any material adverse change to the Executive’s title or reporting line;
v.The Company requires that the Executive report to a different principal work location that increases the Executive’s commute by more than 40 miles; or
vi.The Company engages in a material violation or material breach of any restrictive covenant or any material term of this Agreement or material term of another agreement between the Parties.

Notwithstanding the foregoing, in no event shall the Executive’s resignation be deemed to be for Good Reason unless the Executive provides the Company with written notice of the condition claimed to constitute Good Reason for the Executive’s resignation within 30 days of the initial existence of such condition, the Company must have failed to correct such condition within 30 days of the Company’s receipt of the aforementioned written notice and the Executive must then resign and separate from employment no later than 90 days following the initial existence of the condition that is claimed to constitute Good Reason for the Executive’s resignation.

f.Obligations of the Executive on Termination of Employment. In addition to the post-termination covenants described in Section 8 of this Agreement, the Executive shall, following any termination of employment with the Company:

i.Return to the Company all property of the Company in the Executive’s possession and shall take appropriate measures to return or destroy any files or confidential information in the Executive’s possession that may be in electronic form; and
ii.Resign each position (if any) that the Executive then holds as an officer or director of the Company and any affiliate of the Company. The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Company of a limited power of attorney to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

7. Compensation Payable Following Termination of Employment.
a.Accrued Obligations. In the event of any termination of employment, the Executive shall be entitled to: (i) all amounts of unpaid Base Salary through the date of termination; (ii) benefits or payments from any Company sponsored employee benefit plan, in accordance with the terms and conditions of the governing plan documents; and (iii) reimbursement of any unpaid business related expenses incurred prior to the Executive’s termination of employment, provided the Executive has complied with the requirements for such reimbursements under the terms of the Company’s business expense reimbursement policy (collectively, the “Accrued Obligations”). For purposes of clarity and avoidance of doubt, only the Accrued Obligations will be paid to the Executive in the event of the Executive’s termination of employment under any circumstances other than a termination by the Company without Cause or a resignation for Good Reason, including where the termination of employment is due to the Executive’s death or Disability. Nothing in this Section 7(a), however, shall be interpreted to deny payment to the Executive of any death or disability benefits that are provided for under the Company’s employee benefit plans.

b.Termination by the Company without Cause or Resignation by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in addition to the Accrued Obligations, the Company shall provide to the Executive, as severance pay, an amount equal to one times: (i) the Executive’s Base Salary; and (ii) the Executive’s Annual Bonus Opportunity, to be paid in substantially equal payments in accordance with the Company’s regular payroll schedule, commencing as soon as practicable following the date the Release (as defined below) becomes irrevocable (with the first such payment including any amounts that would have been paid had the Executive’s Base Salary continued following the Executive’s termination of employment without interruption pending the Release being executed and becoming irrevocable) and payable for a period of 12 months (the “Severance Pay”), subject to the Executive executing a release of claims in a form determined by the Company to be acceptable (the “Release”) and the Release, thereafter, becoming irrevocable pursuant to its terms; provided, however, that if the period for the Executive to consider, sign and not revoke the Release spans two taxable years, the Severance Pay shall commence in the second such taxable year. In addition, subject to the Executive enrolling in COBRA continuation coverage, the Company shall, over the 12 months following the date of termination, pay the Executive an amount equal to the monthly cost of the Executive purchasing COBRA coverage for the Executive and the Executive’s covered dependents (the “Benefit Continuation”), except that the Benefit Continuation shall cease in the event that the Executive becomes eligible for coverage from a subsequent employer. Further, the Company shall provide the Executive with customary outplacement services (the “Outplacement Services”), except that the maximum cost to the Company of providing such outplacement services shall not exceed $10,000. For purposes of clarity and avoidance of doubt, if the Company does not receive the Release within the specified deadline for its execution, the Executive shall not be entitled to any of the Severance Pay, the Benefit Continuation or the Outplacement Services.

8. Covenants. The Executive’s employment is conditioned upon her execution of the Confidentiality, Non-Solicitation and Non-Compete Agreement in substantially the form attached hereto as Exhibit A (as it may be amended, restated or modified from time to time and together with any similar agreement entered into by the Executive and the Company or any affiliate thereof, the “PCA”). In the event the Executive violates any of her obligations set forth in the PCA, any unpaid Severance Pay or other separation benefits shall terminate.

9. Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company to (i) a successor by merger, (ii) purchasers of substantially all of the assets of the Company or its affiliates, or (iii) in connection with any other acquisition, reorganization or restructuring of the Company.

10. Code Section 409A. In general, it is intended that all compensation provided for under the terms of this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of the “short-term deferral” and “separation pay” exemptions found in Treasury Regulation Sections 1.409A-1(b)(4) and (9) (or any successor to such exemptions). Notwithstanding the foregoing, however, if any payments are deemed to be a form of nonqualified deferred compensation for purposes of Code Section 409A, the Parties intend that such compensation arrangements be structured so as to comply with the requirements of Code Section 409A and shall make reasonable efforts to cause such arrangements to comply with Code Section 409A. In this regard, all payments that are deemed to be subject to Code Section 409A will be considered to be separate payments and not a form of installment payments, any such payments that are triggered by a termination of employment will be paid when there has been a “separation from service” (as that phrase is used for purposes of Code Section 409A), and no such payments will be subject to offset by any other amount unless otherwise permitted by

Section 409A. Whenever a payment that is subject to Code Section 409A has a specified payment date, payment will be made at such time as is deemed to be a timely payment for purposes of Code Section 409A and any discretion as the time of payment will be exercised solely by the Company. If the Executive is a “specified employee” within the meaning of Code Section 409A at the time of his “separation from service”, then any payments that are triggered by such separation from service that would otherwise be payable within the six-month period following the separation from service will be paid in a lump sum on the date that is the first day of the calendar month following the six-month anniversary of the Executive’s separation from service.

If and to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (C) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during any taxable year will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year, and (D) any reimbursement shall be for expenses incurred during the period of time specified in this Agreement and if no time period is specified, shall be for expenses incurred during the Executive’s lifetime. It is the intent of this Agreement to comply with, or be exempt from, the requirements of Code Section 409A so that none of the payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein shall be interpreted to so comply.

11. Code Section 280G.

a.Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary (including the Equity Incentive Plan), if there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of a corporation (within the meaning of Code Section 280G) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/

or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero), and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.

b.Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in good faith in writing by an independent accounting firm selected by the Company which is reasonably acceptable to the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes absent manifest error. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs of the Accountants in connection with any calculations contemplated by this Section 11(b).

c.Notwithstanding the foregoing, in the event that no stock of the Company or its Affiliates is readily tradable on an established securities market or otherwise (within the meaning of Code Section 280G) at the time of the change in control, the Company shall, upon request of the Executive, submit to a vote of shareholders for approval the portion of the Transaction Payments that exceeds three times the Executive’s “base amount” (within the meaning of Code Section 280G) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and the Parties shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote.

12. General Provisions.

a.Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one business day following email delivery, or the third business day after mailing by FedEx or UPS to the addresses set forth below or to such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party:

To the Company

Core & Main LP
Attn: Chief Executive Officer
1830 Craig Park Court
St. Louis, MO 63146
Email: [Redacted] prior to the Effective Date and [Redacted] after the Effective Date

With a copy to:

Core & Main LP
Attn: General Counsel
1830 Craig Park Court
St. Louis, MO 63146
Email: [Redacted]

To the Executive:

At the address shown in the Company’s personnel records.

(b)Severability. Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. If any benefit or treatment is stated in form or substance as to be in actual or possible conflict with applicable law, the applicable law shall prevail in the stead of any statements contained in this Agreement.

(c)Entire Agreement. This document, together with any attachments hereto, the indemnification agreement previously entered into by and between the Executive, the Company and certain other affiliates, and all restrictive covenants in any and all agreements between the Executive and the Company or any of the Company’s affiliates constitute the final, complete, and exclusive embodiment of the entire agreement and understanding between the Parties related to the subject matter hereof and to the compensatory arrangements between the Company and the Executive and supersedes and preempts any prior or contemporaneous understandings, agreements, term sheets, or prior drafts or representations by or between the Parties, written or oral.

(d)Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same agreement.

(e)Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all Parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement, with the possible exception of the Board. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f)Dispute Resolution. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL FOR ANY SUCH DISPUTES, CONTROVERSIES OR CLAIMS. In the event of any dispute arising under or including any provisions of this Agreement, the Executive and the Company agree to submit the dispute to binding arbitration before a mutually agreed upon arbitrator in accordance with the Federal Arbitration Act (“FAA”), 9 U.S.C. § 1, et seq. Disputes between the Parties that may not be subject to pre-dispute arbitration agreement as provided by an Act of Congress are excluded from the coverage of this Agreement. The arbitration shall be conducted in St. Louis, Missouri by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules. A neutral arbitrator (the “Arbitrator”) shall be selected by both Parties, and shall: (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) have the authority to award monetary damages and any and all other remedies that would be available in court, governed by the substantive laws of the State of Missouri; and (c) issue a written arbitration decision including the arbitrator’s essential findings of fact and conclusions of law and a statement of the award. The Parties shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that either Party may seek to obtain injunctive relief in court to prevent irreparable harm pending the conclusion of arbitration. Each Party will pay the fees for their own counsel, subject to any remedies to which that Party may later be entitled under this Agreement or applicable law. However, in all cases where required by law, the Company will pay the Arbitrator’s and arbitration fees. If under applicable law the Company is not required to pay all of the Arbitrator’s and/or arbitration fees, such fee(s) will be apportioned between the Parties in accordance with said applicable law, and any disputes in that regard will be resolved by the Arbitrator. The decision of the Arbitrator shall be final and binding on the Parties.

(g)Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Missouri without giving effect to principles of conflicts of law of such state.

(h)Survivorship. The provisions of this Agreement necessary to carry out the intention of the Parties as expressed herein shall survive the termination or expiration of this Agreement.

(i)Waiver. The waiver by either Party of the other Party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any Party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such Party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving Party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(j)Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(k)Construction. The Parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both Parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting Party shall not be applicable to this Agreement.

(l)This Agreement Controls. If there is any conflict or dispute between this Agreement and any other agreement between the Executive and the Company, the terms of this Agreement shall control.

(m)Compensation Clawback. Any incentive based or other compensation paid to the Executive under this Agreement or any other agreement between the Parties shall be subject to recovery by the Company under the Company’s Dodd-Frank Clawback Policy or any other clawback or other such recovery policy adopted by the Company from time to time.

[Remainder of page is intentionally left blank.]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the Parties hereto have executed and delivered this Agreement as of the year and date first written.

COMPANY:

Core & Main LP

By:/s/ Stephen O. LeClair
Name: Stephen O. LeClair
Title: Chief Executive Officer

EXECUTIVE:

/s/ Robyn Bradbury
Name: Robyn Bradbury

Exhibit A

Form of PCA

See attached.

CONFIDENTIALITY, NON-SOLICITATION, AND NONCOMPETE AGREEMENT

THIS CONFIDENTIALITY, NON-SOLICITATION, AND NON-COMPETE AGREEMENT (“Agreement”) is made as of the date this Agreement is executed by and between the undersigned employee (“Employee”) and Core & Main LP (“Employer”).

WHEREAS, Employee acknowledges that the business in which Employer is engaged is highly competitive, that Employer devotes a substantial amount of time and effort to the development and maintenance of Confidential Information (defined below) and that Confidential Information constitutes a valuable asset of Employer; and

WHEREAS, due to, among other things, the nature of Employee’s position with Employer, Employee has been and will continue to be provided with Confidential Information and may be responsible for developing and maintaining customer relationships and goodwill and Employer has placed Employee in a position of trust and confidence with Employer; and

WHEREAS, Employee receives training, experience, and expertise from Employer that make Employee’s services of special, unique and extraordinary value to Employer; and

WHEREAS, it would be detrimental to Employer for Employee to disclose Confidential Information or unfairly compete with Employer in a manner prohibited by this Agreement.

NOW, THEREFORE, in consideration of Employee’s continued employment and service as an executive officer, additional consideration in the form of participation in the Core & Main Inc. 2021 Omnibus Equity Incentive Plan and the receipt of equity (in any form) under the plan, compensation, and the equipment, materials, facilities, resources, and Confidential Information (as defined below) that have been supplied to Employee, and the mutual promises contained herein, and intending to be legally bound, Employee and Employer agree as follows:

1.Whereas Clauses.

The Whereas Clauses contained in the paragraphs above hereby are incorporated and made a part of this Agreement.

2.Definitions

a.The term “Competitor” as used herein shall mean any business, person, entity or group of business entities, regardless of whether organized as a corporation, partnership (general or limited), joint venture, association or other organization, that provides a product or service that competes with the products or services of Employer that Employee was involved in or was provided Confidential Information (defined below) about during the Look Back Period.

b.The term “Covered Customer” as used herein shall mean any customer of Employer (i) with whom Employee had business-related contact or (ii) about which Employee received or learned Confidential Information during the Look Back Period.

c.The term “Covered Employee” as used herein shall mean any employee of Employer that Employee worked with, supervised, or received Confidential Information about during the Look Back Period.

d.The term “Employer” as used herein shall mean Employer, its predecessors, designees and successors and its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of assets, stock, merger or otherwise.

e.The term “Look Back Period” as used herein shall mean (i) the last two (2) years of Employee’s employment with Employer as of the Termination Date (defined below), or such shorter period of time as Employee has been employed by Employer; or, if the foregoing period is not enforceable then, (ii) such lesser period as would be enforceable under applicable law.

f.The term “Termination Date” as used herein shall mean the last day Employee actively performs services for Employer, regardless of the reason for Employee’s separation from employment with Employer, including any and all voluntary and involuntary reasons for termination.

g.The term “Territory” as used herein will depend upon Employee’s position as follows: (i) if Employee is in a position where Employee’s responsibilities are not geographically limited to an assigned location or territory or where Employee is provided Confidential Information that is not geographically limited to an assigned location or territory (such as, by way of example but not limitation, management positions, marketers, and operations employees), then Territory means the United States (including state and state-equivalents and county and county-equivalents within the United States); (ii) if Employee is in a position with responsibilities and Confidential Information that are limited to an assigned territory or territories during the Look Back Period, then Territory shall be the specific geographic territory or territories assigned to Employee during the Look Back Period; and (iii) in the event that neither (i) or (ii) apply, then the Territory is the county or counties that Employee performed services in or on behalf of Employer during the Look Back Period.

3. Confidential Information.

a.Employee acknowledges that in the course of Employee’s employment with Employer, Employee has been and will continue to become familiar with Confidential Information concerning Employer, its businesses, customers and employees, which may be disclosed to Employee or which Employee may learn, observe, discover or otherwise acquire during, or as a result of, Employee’s employment by Employer and which may include, but is not limited to, information in any form (tangible or intangible) related to the business of Employer which Employer has not made public or authorized public disclosure of, and that is not generally known to the public through proper means, including, without limitation, any information, whether patentable, patented or not, relating to any (1) trade secrets; (2) any information Employee has reason to know that Employer treats as confidential for any purpose; (3) financial records; (4) sales information or events; (5) confidential products or promotional lines; (6) customer account information; (7) vendor pricing agreements; (8) marketing and forecasting information; and (9) pricing, proposals, and plans (collectively, “Confidential Information”). Private disclosure of otherwise Confidential Information to parties the Company is doing business with for business purposes shall not cause the information to lose its protected status under this Agreement.

b.Employee further acknowledges and agrees that Employee will not, directly or indirectly, at any time during or after Employee’s employment with Employer (for so long thereafter as the information is maintained as Confidential Information), except in the course of performing Employee’s duties for Employer, disclose, disseminate, make available or use Employer’s Confidential Information. Employee further agrees not to make copies of such Confidential Information except as authorized by Employer.

c.Confidential Information does not include information lawfully acquired by a nonmanagement employee about wages, hours or other terms and conditions of employment when used for purposes protected by §7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for mutual aid or protection of laborers. For purpose of clarity, it shall still be a violation of this Agreement for a non-management employee to compete wrongfully by sharing Confidential Information with a competitor about other employees’ compensation and benefits that Employee obtained through the course of employment with Employer for purposes of assisting such competitor in soliciting Employer’s employees.

d.Nothing in this Agreement prohibits Employee from reporting an event that Employee reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or Confidential Information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). Employee is hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

4. Noncompetition.

In order to protect, among other things, Employer’s interests and investment in Confidential Information, its relationships with its customers, vendors and other employees, and its goodwill, and as a material inducement to Employer to compensate Employee as well as provide Employee with additional benefits and other good and valuable consideration, and subject to the State Specific Modifications provided for in Exhibit A, if applicable to Employee, Employee covenants and agrees that:

During Employee’s employment and for a period of two (2) years following the Termination Date, Employee will not, (i) for the benefit of a Competitor’s operations or sales within the Territory, directly or through others, alone or with others, individually or as an owner, operator, shareholder, principal, director, officer, consultant, partner, employee, contractor, or agent, (other than on behalf of Employer) provide services that are the same or similar in function or purpose to the services Employee provided to Employer during the Look Back Period; or (ii) provide such services that are otherwise likely or probable to result in the use or disclosure of Confidential Information to a business whose products and services include products and services offered by Employer regarding which Employee had material involvement or about which Employee received Confidential Information during the Look Back Period.

Nothing in this Paragraph 4 shall prohibit Employee from passively investing in a publicly held business that competes with Employer provided Employee’s investment is less than 2% of the outstanding stock or market value of the business and Employee does not otherwise violate this Agreement.

5. Non-Solicitation.

a.Subject to the State Specific Modifications provided for in Exhibit A, if applicable to Employee, Employee will not during the term of Employee’s employment, other than in the performance of Employee’s work for Employer, and for the two (2) year period following the Termination Date, (i) participate, directly or through others, in soliciting or communicating with a Covered Customer of Employer for the purpose of soliciting business from a Covered Customer; or, (ii) for the benefit of a Competitor, request, induce, or advise any Covered Customer to withdraw, curtail, modify, or cancel their business with Employer.

b.Subject to the State Specific Modifications provided for in Exhibit A, if applicable to Employee, Employee will not during the term of Employee’s employment with Employer and for the two (2) year period following the Termination Date (i) participate in soliciting or communicating with any Covered Employee to leave the employment of Employer; or, (ii) hire, attempt to hire, or assist in hiring any Covered Employee on behalf of a Competitor. This Paragraph 5(b) shall exclude any employee who performs only secretarial or clerical services.

c.Paragraphs 5(a) and 5(b) are reasonably limited by geography to those locations where the Covered Customers and Covered Employees referred to are located, and if this is not sufficient for enforcement, then Paragraphs 5(a) and 5(b) are limited to the Territory.

6. Return of Property.

All reports, manuals, memoranda, electronic information and data and other materials made available to Employee by Employer during the performance of Employee’s duties are the property of Employer, and Employee will use all such property exclusively for Employer’s benefit and will return it, including all copies, to Employer upon Employer’s request, and in any event, without the requirement of a request, on the Termination Date. Employee agrees to take reasonable security precautions and measures to maintain and protect the confidentiality of Confidential Information, and shall follow all policies and procedures of Employer regarding the handling, use, access, distribution, maintenance, and disclosure of Confidential Information.

7. Tolling.

In the event Employee breaches any or all subparagraphs of Paragraphs 4 or 5 of this Agreement and Employer seeks injunctive relief to enforce those provisions, the time period for Employee’s obligations will be extended by one day for each day Employee’s violation thereof, up to a maximum of one (1) year, or to the extent permitted by law; however, this extension of time shall be capped so that the extension of time itself does not exceed the original one (1) year restriction, and if this extension would make the restriction unenforceable under applicable law it will not be enforced.

8. Reasonableness of Restrictions /Severability.

a.Employee agrees that the terms of this Agreement are reasonable and do not impose a greater restraint than necessary to protect Employer’s legitimate protectable business interests, including, but not limited to, the protection of its Confidential Information and trade secrets. Employee agrees and acknowledges that the restrictions contained in this Agreement do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living. Employee further agrees and acknowledges that the potential harm to Employer of the non-enforcement of this Agreement outweighs any potential harm to Employee from its enforcement by injunction or otherwise. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally permissible.

b.If a court finds any provision, paragraph or subparagraph of this Agreement to be void or unenforceable in whole or in part, such a determination shall not affect the validity of the remainder of the Agreement, including any other provision, paragraph or subparagraph. Each provision, paragraph, and subparagraph of this Agreement is separable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant. The parties agree, however, that should a court construing this Agreement determine that any provision of the Agreement is overbroad or unenforceable, the court shall reform any overbroad or unenforceable provision in a manner that provides Employer with the greatest level of protection permissible by applicable law.

9. Remedies.

Employee acknowledges that a remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and therefore agrees that Employer shall be entitled to injunctive relief in case of any such breach or threatened breach of this Agreement. Employee acknowledges and agrees that Employer may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement, and that money damages would not be an adequate remedy for any breach of the provisions of this Agreement. Employee acknowledges and agrees that a violation of this Agreement would cause irreparable harm to Employer, and Employee covenants that Employee will not assert in any proceeding that a violation or further violation of this Agreement: (i) will not result in irreparable harm to Employer; or (ii) could be remedied adequately at law. Nothing contained herein shall be construed as prohibiting Employer from pursuing any other remedies available for any such breach or threatened breach against Employee’s or any of Employee’s subsequent employers, which may also include, but not be limited to, contract damages, lost profits, and punitive damages.

10.    Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any previous communications, representations, arrangements or agreements, whether written or oral. However, Employee acknowledges that the provisions of this Agreement are in addition to, and in no way intended to limit, restrict or narrow any prior or existing employment or other agreement with Employer. This Agreement does not replace or supersede any prior or existing employment or other agreement Employee has with Employer, but rather, shall be read in conjunction with such prior or existing agreements and shall be interpreted in a manner to provide Employer the maximum protection provided by all agreements Employee has with Employer.

11.    Assignment.

This Agreement shall be binding and inure to the benefit of Employer, its successors and assigns, and to the benefit of Employee. Employer may assign this Agreement to any party, without the consent of Employee.

12.    Amendment; Waiver.

This Agreement only may be amended by a written agreement signed by Employee and the Chief Human Resources Officer for Employer. No waiver of this Agreement will be effective unless it is in writing and signed by Employer’s Chief Human Resources Officer.

13.    Effectiveness of Agreement.

This Agreement becomes effective when Employee signs it. The obligations under it continue throughout the entire period of time Employee is employed by Employer, without regard to the business within Employer with which Employee is associated and these obligations will continue after and survive the end of Employee’s employment with Employer as described herein.

14.    Notice to Future Employers.

For the period of two (2) years immediately following the Termination Date, Employee agrees to inform each new prospective employer, prior to accepting employment, of the existence of this Agreement and provide that prospective employer with a copy of it. Employee also agrees that Employer has the right to inform any of Employee’s future employers of the existence of this Agreement and to provide any of Employee’s future employers with a copy of it. Employee hereby consents to the notification of Employee’s future employers of Employee’s rights and obligations under this Agreement and will not assert that Employer’s doing so constitutes actionable interference or wrongdoing.

15.    Governing Law and Venue.

This Agreement shall be governed by and construed in accordance with the laws of the state of Missouri without regard to its principles of conflicts of law. The parties agree that all actions or proceedings that arise out of, are associated with, require the interpretation of, or that are in any way directly or indirectly related to the subject matter covered in this Agreement or to any matter related to Employee’s employment with Employer, shall be tried and litigated exclusively in the courts of Missouri, specifically the courts located in St. Louis County. This choice of venue is intended by the parties to be mandatory and not permissive in nature.

Therefore, the parties hereby waive any right to assert lack of personal jurisdiction or the doctrine of forum non conveniens or a similar doctrine or to object to venue or jurisdiction with respect to any action or proceeding brought in accordance with this Paragraph. THE PARTIES IRREVOCABLY CONSENT AND AGREE THAT MISSOURI COURTS (SPECIFICALLY THOSE IN ST. LOUIS COUNTY) HAVE PERSONAL JURISDICTION OVER EMPLOYEE AND EMPLOYER FOR PURPOSES OF LITIGATING ANY DISPUTE, CONTROVERSY, OR PROCEEDING CONCERNING THE MATTERS DESCRIBED IN THIS AGREEMENT.

16.    Attorneys’ Fees.

In the event a court determines that Employee has breached or threatened to breach this Agreement, Employee agrees to reimburse Employer for all attorneys’ fees and costs incurred by Employer to establish that breach or threatened breach, to obtain injunctive relief, and/or to otherwise enforce the terms of this Agreement. However, if Employee resides in and is subject to the law of a state that would convert this recovery of attorney’s fees provision into a reciprocal obligation or an obligation where the prevailing party would recover fees and costs, then this recovery of attorneys’ fees and costs provision shall not apply and each party will bear its or their own attorneys’ fees and costs.

17.    At-Will Statement.

Nothing in this Agreement shall be construed to create a term or tenure of employment or to alter or create limitations on either party’s right to terminate the employment relationship between Employer and Employee at either party’s discretion.

18.    Reporting of Fraud or Waste.

Under Section 743 of the Consolidated and Further Continuing Appropriations Act, the U.S. Government is prohibited from using certain appropriated funds for a contract with any entity that requires employees or subcontractors to sign internal confidentiality agreements or statements that would prohibit or otherwise restrict such employees or subcontractors from lawfully reporting waste, fraud or abuse to a designated investigative or law enforcement representative of a Federal department or agency authorized to receive such information.

Accordingly, nothing in this Agreement—or in any other internal Employer confidentiality agreements, statements, or policies—prohibits or otherwise restricts Employee from lawfully reporting any waste, fraud or abuse to a designated investigative or law enforcement representative of a Federal department or agency authorized to receive such information. The provisions contained in this Agreement that prohibit or restrict disclosing internal Confidential Information do not apply to communications by Employee lawfully seeking to report waste, fraud or abuse to a designated investigative or law enforcement representative of a Federal department or agency authorized to receive such information.

19. Headings.

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of this Agreement.

Employee acknowledges that Employee has read and understands this Agreement, believes it to be reasonable, and is signing it voluntarily. Employee acknowledges that Employee’s obligations under this Agreement will not impose an unreasonable economic hardship on Employee and are reasonable and necessary to protect Employer’s legitimate business interests. Employee understands and agrees that Employee will continue to be bound by the provisions of this Agreement after Employee’s employment with Employer has ended. Employee is directed to Exhibit A, which is incorporated herein by reference, for important state limitations on the scope of this Agreement.

IN WITNESS WHEREOF, Employee has executed this Agreement as of the date above written.

Robyn Bradbury March 20, 2025
Employee Name Date

Employee Signature

EXHIBIT A - State Specific Modifications
The following shall apply to modify provisions of the Agreement, where applicable, if the governing law provision in Paragraph 15 does not apply to Employee because either (a) a modification based on Employee’s primary state of employment controls pursuant to the terms below, or (b) a different state’s law is deemed by a binding adjudicator to control.
Confidential Information Supplement. If, and only if, the controlling state law applicable to Employee requires a time limit to be placed on restrictions concerning the post-employment use of Confidential Information in order for the restriction to be enforceable, then this Agreement’s restriction on Employee’s use of Confidential Information that is not a trade secret will expire two (2) years after the Termination Date. This time limit will not apply to (a) Confidential Information that qualifies as a trade secret, or (b) confidential information of third parties. Employer’s trade secrets will remain protected for as long as they qualify as trade secrets under applicable law. Items of confidential information of third parties will remain protected for as long as allowed under the laws and/or separate agreements that make them confidential. Nothing in the foregoing shall be construed to permit Employee to recreate records of Confidential Information from memory or retain copies of Confidential Information in any form after Employee’s employment with Employer ends. Employee understands that Employee should have no records of this kind in Employee’s possession or control with which to refresh Employee’s memory after Employee’s employment with Employer ends.
Alabama
If Alabama law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 5: Paragraph 5(b) is limited in scope to solicitation and hiring of Covered Employees holding Sensitive Positions. An employee in a “Sensitive Position” refers to an employee who is uniquely essential to the management, organization, or service of the business.
The definition of “Covered Customer” shall be limited to those persons and entities with active (not former) business-relationships with Employer.
California
If California law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 4: The restrictions in Paragraph 4 shall not apply.
Paragraph 5: Paragraph 5(a) shall be limited to situations where Employee is aided in their conduct by the use or disclosure of Employer’s trade secrets (as defined by applicable law). The restrictions in Paragraph 5(b) shall not apply.
Paragraph 15: The Missouri choice of law provision in Paragraph 15 and the venue provision in Paragraph 15 shall not apply.

Colorado
If Colorado law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 5: If Employee is not an officer, executive or management employee, or an employee who constitutes professional staff to executive and management personnel, within the meaning of § 8-2-113(2)(d) of Colorado Revised Statutes § 8-2-113, et. seq. (the “Colorado Noncompete Act”), then: (a) Paragraph 5(a) shall be modified to read as follows: “For one (1) year after the Termination Date (“Restricted Period”), Employee will not (directly or through the direction or control of others) solicit business from a Covered Customer that would compete with Employer’s business opportunities with the Covered Customer or cause Employer to lose the patronage of a Covered Customer, in order to protect Employer from misuse of trade secrets related to Employer’s Covered Customers that Employee received access to during the Look Back Period; provided, further, that the definition of Covered Customer shall be limited to only those persons or entities that Employee had access to trade secrets about in the Look Back Period.”; and (b) Employee stipulates that the restrictions in Paragraphs 4 and 5 are reasonable and necessary for the protection of trade secrets within the meaning § 8-2-113(2)(b) of Colorado Revised Statutes.
District of Columbia
If Employee is an employee in the District of Columbia, as long as Employee perform works in the District of Columbia within the meaning of the “Ban on Non-Compete Agreements Amendment Act of 2020,” then no restriction in this Agreement (including, but not limited to, the noncompetition, client nonsolicitation, business vendor nonsolicitation, and employee nonsolicitation restrictions) will be applied to Employee in a way that would prohibit Employee from being simultaneously or subsequently employed by another person, performing work or providing services for pay for another person, or operating Employee’s own business. However, Employee understands that nothing in this exception to this Agreement’s restrictions shall be construed to permit Employee to take any action that involves or may result in the use or disclosure of Confidential Information, proprietary, or sensitive information, client lists, or a trade secret, as that term is defined in section 2(4) of the Uniform Trade Secrets Act of 1988 (D.C. Law 7-216; D.C. Official Code §36-401(4)). Such actions shall remain prohibited and nothing in this Agreement shall be construed to limit or eliminate any rights or remedies Employer would have against Employee under trade secret law, unfair competition law, agency law or other laws applicable in the District of Columbia absent this Agreement.
NOTICE: “No employer operating in the District of Columbia may request or require any employee working in the District of Columbia to agree to a non-compete policy or agreement, in accordance with the Ban on Non-Compete Agreements Amendment Act of 2020.”

Georgia
If Georgia law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 2(g): The definition of “Territory” shall be modified to mean “the territory where Employee was working at the time Employee’s employment with Employer ended” and allows Employee to reasonably determine the maximum reasonable scope of the restraint as of the Termination Date.
The definition of “Confidential Information” shall not include data or information (a) which has been voluntarily disclosed to the public by the employer, except where such public disclosure has been made by the employee without authorization from the employer; (b) which has been independently developed and disclosed by others; or (c) which has otherwise entered the public domain through lawful means, and shall be applied consistent with the definition of “Confidential Information” under Ga. Code Ann. § 13-8-53(e).
Paragraph 7: Paragraph 7 regarding extension of post-employment restrictions shall not apply.
Employee agrees, represents, and warrants that Employee’s duties with Employer, and/or skill as a professional, satisfy the requirements of Georgia law for covenants that restrict competition under Official Code of Georgia Annotated Section 13-8-53(a).
Idaho
If Idaho law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Employee stipulates and agrees that employee is a “key” employee within the meaning of Idaho Code §44-2701, et seq.
Illinois
If Employee resides in Illinois at the time Employee enters into this Agreement, as additionally mutually agreed upon consideration for the noncompetition and nonsolicitation restrictions in Paragraphs 4 and 5, Employer shall allow Employee to participate in the Core & Main, Inc. 2021 Omnibus Equity Incentive Plan. Employee stipulates that this is adequate consideration to make the provisions of this Agreement immediately binding upon Employee. Additionally, Employee acknowledges that Employee received a copy of this Agreement at least 14 days before the effective date and was advised to consult with an attorney about this Agreement and has been given an opportunity to do so.
If Illinois law is deemed to apply, then the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 4: The restrictions in Paragraph 4 shall not apply if Employee is paid $75,000.00/year (or as otherwise adjusted by law) or less.

Paragraph 5: The restrictions in Paragraph 5 shall not apply if Employee is paid $45,000.00 (or as otherwise adjusted by law) or less.
Indiana
If Indiana law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 5: Paragraph 5(b) shall be modified to further limit the restriction on solicitation of employees to those who have access to or possess any Confidential Information that would give a Competitor an unfair advantage.
Louisiana
If Louisiana law is deemed to apply, then the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 2(g): The “Territory” shall specifically include the following Louisiana parishes: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, General, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn.
The “Territory” shall also specifically include the following Texas counties: Cass, Marion, Harrison, Panola, Shelby, Sabine, Newton, Orange, and Jefferson.
The “Territory” shall also specifically include the following Arkansas counties: Miller, Lafayette, Columbia, Union, Ashley and Chicot.
The “Territory” shall also specifically include the following Mississippi Counties: Issaquena, Warren, Clairborne, Jefferson, Adams, Wilkinson, Amite, Pike, Walthall, Marion, Pearl River and Hancock.
Employee agrees that the foregoing provides Employee with adequate notice of the geographic scope of the restrictions contained in the Agreement by name of specific parish or parishes (and equivalents), municipality or municipalities, and/or parts thereof.
Paragraphs 4 and 5: The restrictions in Paragraphs 4 and 5 are limited to the parishes and counties identified in the preceding paragraphs.
Paragraph 15: The Missouri choice of law provision in Paragraph 15 and the venue provision in Paragraph 15 shall not apply.

Maine
If Maine law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 4: Paragraph 4 will not apply if Employee’s earned wages are at or below 400% of the federal poverty level. Paragraph 4 also will not take effect until one year of employment or a period of six months from the date the Agreement is signed, whichever is later.
Employee acknowledges that, if Employer is hiring Employee, Employee received a copy of this Agreement prior to receiving a formal offer of employment from Employer and was given at least three (3) business days to consider the Agreement before signing.
Maryland
If Maryland law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 4: Paragraph 4 will not apply if Employee earns less than $15.00 an hour or $31,200 a year.
Massachusetts
If Employee resides in Massachusetts at the time this Agreement is entered into, then Employee stipulates that an award of equity pursuant to the Core & Main, Inc. 2021 Omnibus Equity Incentive Plan is adequate consideration to make the noncompetition restrictions of this Agreement immediately binding upon them.
If Massachusetts law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 4: Paragraph 4 shall be limited to a period of one (1) year following the Termination Date (as well as while Employee is employed by Employer); however, if Employee breaches Paragraph 4 of this Agreement, and also breaches Employee’s fiduciary duty to Employer and/or has unlawfully taken, physically or electronically, any Employer records, then the restricted period in Paragraphs 4 and 7 shall be extended to a period of two (2) years from the Termination Date. Additionally, Paragraph 4 will not apply post-employment if Employee is classified as a nonexempt employee under the Federal Labor Standards Act (FLSA).
Paragraph 4 will not apply if Employee’s employment is terminated without Cause or if Employee is terminated as part of a reduction in force. As used in this Paragraph herein, “Cause” is: (i) a material breach by Employee of any of their material obligations under any applicable employment, confidentiality, non-solicitation or noncompetition agreement with Employer; (ii) Employee’s conviction of or entering a plea of guilty or nolo contendere to, or admission to facts sufficient for a finding of guilt for, any crime constituting a felony or any misdemeanor involving fraud, dishonesty and/or moral turpitude under federal, state, local or foreign law; (iii) Employee’s neglect, refusal, or failure to meet the performance expectations for their position, discharge their duties (other than due to physical or mental illness) commensurate with his/her title and function, or their failure to comply with a lawful direction of Employer; (iv) the commission of any act or omission involving dishonesty, disloyalty or fraud with respect to Employer; (v) Employee’s breach of a statutory or common law duty of loyalty or fiduciary duty to Employer; (vi) Employee’s violation of Employee Policies and Procedures; (vii) any other willful misconduct by Employee which is or intends to be materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, Employer; or (viii) any other reason recognized under the common law.
Paragraph 7: The tolling language in Paragraph 7 shall only apply to any breach of Paragraph 5 (i.e., the tolling language shall not apply to Paragraph 4, except as indicated above).
Paragraph 15: The Missouri choice of law provision in Paragraph 15 and the venue provision in Paragraph 15 shall not apply.
Employee acknowledges that they were provided a copy of this Agreement and Exhibit at least ten (10) business days before the effective date of this Agreement.
Employee also acknowledges that Employee has been advised to consult with an attorney about this Agreement and has been given an opportunity to do so.
Minnesota
If Minnesota law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Employee acknowledges that they were provided a copy of this Agreement and Exhibit when they were offered employment and Employee was aware that execution of an agreement with noncompetition and nonsolicitation restrictions was a requirement of employment when Employee accepted Employer’s offer.
Montana
If Montana law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 5: The prohibited acts set forth in Paragraph 5(a) shall be limited to situations where Employee’s conduct is aided by the use or disclosure of Confidential Information or trade secrets.
Paragraph 17: Paragraph 17 shall not apply to the extent it conflicts with Montana law. Nebraska
If Nebraska law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 2(b): The definition of “Covered Customer” is modified so that it is limited only to Employer customer’s (person or entity) that Employee had material business-related contact or dealings with during the Look Back Period.

Paragraph 4: Paragraph 4 shall not apply.
Nevada
If Nevada law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 4: Paragraph 4 will not take effect until Employer has employed Employee for sixty (60) days or Employee has received $5,000 in wages from Employer.
The noncompetition restrictions in Paragraph 4 shall not apply to Employee if Employee is paid solely on an hourly wage basis, exclusive of any tips or gratuities.
Additionally, if Employer terminates Employee’s employment as a result of a reduction in force, reorganization or similar restructuring, the noncompete restrictions in Paragraph 4 only will be enforceable during the period in which Employer is paying Employee’s salary, benefits, or equivalent compensation, including without limitation, severance pay, if it elects to make such payments.
Paragraph 5: Paragraph 5(a) does not preclude Employee from providing services to any former client or customer of Employer if: (a) Employee did not solicit the former customer or client; (b) the customer or client voluntarily chose to leave and seek services from Employee; and (c) Employee is otherwise complying with the limitations in this Agreement as to time, geographical area, and scope of activity to be restrained.
New Hampshire
If New Hampshire law is deemed to apply the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
By signature hereto, Employee acknowledges that they been given a minimum of two (2) weeks advance notice of the need to execute this Agreement and they received this Agreement prior to accepting their offer of employment.
Paragraph 4: Paragraph 4 will not apply if Employee earns less than or equal to 200% of the federal minimum wage.
New York
If New York law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 2(b): The definition of “Covered Customer” is modified so that “Covered Customer” excludes those customers who became a client of Employer as a result of Employee’s independent contact and business development efforts with the client prior to and independent from their employment with Employer.
North Carolina

If North Carolina law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition, Agreement is modified as follows:
Paragraph 2(e): The “Look Back Period” shall be calculated looking back two (2) years from the date of enforcement and not from the Termination Date.
North Dakota
If North Dakota law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraphs 4: The restrictions in Paragraph 4 shall not apply.
Paragraph 5: The restrictions in Paragraph 5(a), including all subparts, are modified so that they only restrict Employee from engaging in the activities described therein after the Termination Date if they also involve the unauthorized use or disclosure of Confidential Information or trade secrets.
Oklahoma
If Oklahoma law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 4: Paragraph 4 will not apply.
Paragraph 5: Paragraph 5(a) is modified to state that Employee is prohibited only from directly soliciting established customers of Employer for the purpose of doing any business with a Competitor.
Oregon
If Oregon law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
By signature hereto, Employee acknowledges that they have been given a minimum of two (2) weeks advance notice of the need to execute this Agreement. Employee further acknowledges that this Agreement is a condition of employment, if entered into at the time employment commences.
Paragraph 4: The noncompete restrictions in Paragraph 4 will not apply to Employee if as of the Termination Date: (a) the total amount of Employee’s gross salary and commissions, calculated on an annual basis does not exceed $100,533.00 (or as otherwise adjusted), or (b) Employee does not otherwise qualify under O.R.S. § 653.295; unless, Employer chooses to compensate Employee as provided for under O.R.S. § 653.295 (6).
Rhode Island
If Rhode Island law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:

Paragraph 4: Paragraph 4 will not apply if Employee earns less than 250% of the federal poverty level based on Employee’s regular (non-overtime, non-weekend, non-holiday) hour or if Employee is classified as a nonexempt employee under the Federal Labor Standards Act (FLSA).
South Dakota
If South Dakota law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 5: The restrictions in Paragraph 5(a) regarding prospective customers of Employer shall not apply.
Texas
If Texas law is deemed to apply, Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 15: The Missouri choice of law provision in Paragraph 15 and the venue provision in Paragraph 15 shall not apply.
Virginia
If Virginia law is deemed to apply, Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 4: Paragraph 4(ii) regarding noncompetition restrictions on the use of Confidential Information shall not apply.
Paragraphs 4 and 5(a): Paragraphs 4 and 5(a) will not apply to Employees earning less than approximately $52,000 annually (or as otherwise provided by Code of Virginia §40.1-28.7:7 (the “Virginia Act”)), or those Employees who otherwise qualifies as a low-wage employee under the Virginia Act, unless Employee’s earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses.
Paragraph 5(a): The restrictions in Paragraph 5(a) of the Agreement shall not restrict Employee from providing a service to a Covered Customer of Employer if Employee does not initiate contact with or solicit the Covered Customer. However, Employee acknowledges that they understand they still are prohibited from using or disclosing Employer’s Confidential Information.
The parties agree that the restrictive covenants in Paragraphs 4 and 5 are reasonably limited in nature and do not prohibit employment with a competing business in a non-competitive position.
Washington
If Washington law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:

Paragraph 4: Paragraph 4 will not apply unless and until Employee earns less than $101,390 annually (or the otherwise adjusted equivalent in accordance with the requirements of Washington Noncompete Act (Chapter of Title 49 RCW enacting ESHB 1450 of the 66th Legislature, 2019 Regular Session) (the “Washington Act”)). Employee further agrees that if, at the time Employee signs this Agreement, Employee does not earn from Employer at least $101,390 in Box 1 W-2 annual compensation (or as otherwise adjusted), then the noncompetition restrictions in Paragraph 4 will automatically become enforceable against Employee if and when Employee begins earning at least $101,390 annually (or as otherwise adjusted).
Employee also understands that Paragraph 4 will not be enforced against Employee if Employee is laid off, unless Employer pays Employee during the noncompetition period an amount equal to Employee’s base salary as of the Termination Date, less any compensation earned by Employee during the Restricted Period. For purposes of this section, “layoff” means termination of Employee’s employment by Employer for reasons of Employer’s insolvency or other purely economic factors, and specifically excludes termination of Employee’s employment for any other reason, either with or without cause. Paragraph 5: The restrictions in Paragraph 5(a)(i) shall not apply. The restrictions in Paragraph 5(b)(ii) shall not apply.
Paragraph 15: The Missouri choice of law provision in Paragraph 15 and the venue provision in Paragraph 15 shall not apply.
Employee acknowledges that they received notice of this Agreement before accepting any offer of employment or before this Agreement becomes effective (whichever applies). If Employee is an existing employee, Employee acknowledges that Employee was given ten (10) business days to consider this Agreement before accepting it.
Wisconsin
If Wisconsin law is deemed to apply, the Confidentiality, Non-Solicitation, and Non-Competition Agreement is modified as follows:
Paragraph 5: Paragraph 5(b) will be limited to the solicitation of an employee who is in a “Sensitive Employee Position.” “Sensitive Employee Position” refers to an employee of Employer who is in a management, supervisory, sales, research and development, or similar role where the employee is provided Confidential Information or is involved in business dealings with Employer’s customers.
Paragraph 7: Paragraph 7 regarding extension of post-employment restrictions shall not apply.